UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California 90066
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     Results of Operations and Financial Condition.

On April 30, 2008, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s first quarter 2008 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

   (d)        Exhibits:

Exhibit 99.1 - Press Release dated April 30, 2008, regarding results for the first quarter 2008.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: April 30, 2008	By: /s/ Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

EXHIBIT 99.1

FIRSTFED REPORTS RESULTS FOR THE FIRST QUARTER OF 2008

Los Angeles, California, April 30, 2008 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced a net loss of $69.8 million or $5.11 per diluted share of common stock for the first quarter of 2008 compared to net income of $8.4 million or $0.61 per diluted share of common stock for the fourth quarter of 2007 and $32.4 million or $1.92 per diluted share of common stock for the first quarter of 2007.

The first quarter loss resulted primarily from a $150.3 million provision for loan losses due to increased delinquencies and charge-offs on single family loans and declines in the value of single family homes throughout California. In comparison, the provision for loan losses was $21.0 million during the fourth quarter of 2007 and $3.8 million during the first quarter of 2007.

Revenues also declined due to a decrease in net interest income which dropped by $7.7 million or 13% during the first quarter of 2008 compared to the fourth quarter of 2007 and $25.9 million or 34% compared to the first quarter of 2007. The decreases were due to lower interest-earning assets, an increase in non-accrual loans and a lower interest rate spread compared to the earlier periods.

Single family non-accrual loans (loans greater than 90 days delinquent or in foreclosure) increased to $393.6 million as of March 31, 2008 from $179.7 million as of December 31, 2007 and $33.9 million as of March 31, 2007. Additionally, single family loans delinquent less than 90 days increased to $273.3 million as of March 31, 2008 from $236.7 million as of December 31, 2007 and $12.0 million as of March 31, 2007.

Adjustable rate mortgages that have reached their maximum allowable negative amortization and now require an increased payment  were a contributing factor in the higher level of delinquent loans during the first quarter of 2008 The Bank estimates that 1,310 loans with balances totaling approximately $606.9 million could hit their maximum allowable negative amortization during the rest of 2008, and that another 1,536 loans, with balances totaling $684.9 million could hit their maximum allowable negative amortization during 2009.

The Bank created a loss mitigation unit at the end of 2007 to proactively solicit borrowers who might have difficulty affording their increased loan payments. At March 31, 2008, 234 loans with principal balances totaling $117.6 million had been modified and are considered troubled debt restructurings (“TDR’s). Valuation allowances on these loans totaled $7.1 million. Another $4.1 million of loans were modified as of March 31, 2008 but were not considered TDR’s and therefore no valuation allowances had been established. At December 31, 2007, four loans had been modified and all were considered TDR’s and included in impaired loans with valuation allowances totaling $555 thousand.

Net loan charge-offs totaled $28.5 million for the first quarter of 2008 compared to $9.2 million for the fourth quarter of 2007 and $628 thousand for the first quarter of 2007. The Bank’s non-performing assets to total assets ratio increased to 6.20% at March 31, 2008 from 2.79% at December 31, 2007 and 0.46% at March 31, 2007 due primarily to increased single family non-accrual loans.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 3.83% or $249.9 million at March 31, 2008 compared to 1.93% or $128.1 million as of December 31, 2007 and 1.43% or $112.9 million as of March 31, 2007.  Allowances allocated to single family loans were 5.3% of gross single family loans.

Losses on the sale of real estate owned were $184 thousand for the first quarter of 2008 compared to $1.4 million for the fourth quarter of 2007 and $86 thousand for the first quarter of 2007. These results include write-downs of single family real estate owned offset by any gains on the ultimate sale of the property. The holding costs associated with foreclosed real estate totaled $1.2 million for the first quarter of 2008 compared with $874 thousand for the fourth quarter of 2007 and $186 thousand during the first quarter of 2007.

Net interest income was $49.3 million during the first quarter of 2008 compared to $57.0 million during the fourth quarter of 2007 and $75.2 million during the first quarter of 2007. The decrease was caused by a decline in interest-earning assets which dropped 6% compared to the fourth quarter of 2007 and 22% compared to the first quarter of 2007. The decline in interest-earning assets was due to loan payoffs, a decrease in loan originations and loans delinquent over 90 days or in foreclosure on which interest was not accrued. The interest rate spread decreased to 2.70% at March 31, 2008 from 2.90% at December 31, 2007 and 3.01% at March 31, 2007.

Loan originations were $285.3 million during the first quarter of 2008 compared to $369.3 million during the fourth quarter of 2007 and $259.5 million during the first quarter of 2007. Single family loans comprised 45% of loan originations during the first quarter of 2008 compared with 85% for the first quarter of 2007. Multi-family and commercial real estate loans comprised 54% of loan originations for the first quarter of 2008, compared with 15% of loan originations for the first quarter of 2007.

Loan payoffs and principal reductions totaled $385.5 million for the quarter ended March 31, 2008. This compares with $437.5 million for the fourth quarter of 2007 and $772.5 million for the first quarter of 2007. Due to continued loan payoffs, decreased loan originations and loan sales, the Company’s total assets decreased to $7.1 billion at March 31, 2008 from $8.5 billion at March 31, 2007. The slight decrease from $7.2 billion December 31, 2007 was due primarily to the increased allowance for loan losses.

Negative amortization, included in the balance of loans receivable, totaled $309.4 million at March 31, 2008 compared to $301.7 million at December 31, 2007 and $248.5 million at March 31, 2007. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Negative amortization increased by $7.7 million for the quarter ended March 31, 2008 compared to an increase of $11.7 million for the quarter ended December 31, 2007 and $32.7 million for the quarter ended March 31, 2007. Negative amortization as a percentage of all single family loans that have negative amortization totaled 8.35% at March 31, 2008 compared to 7.68% at December 31, 2007 and 4.36% at March 31, 2007.

The portfolio of single family loans with one-year fixed monthly payments totaled $3.1 billion at March 31, 2008 compared to $4.4 billion at March 31, 2007. The portfolio of single family loans with three-to-five year fixed monthly payments totaled $1.0 billion at March 31, 2008 compared to $1.5 billion at March 31, 2007.

Non-interest expense was $22.1 million for the first quarter of 2008 compared to $22.6 million for the fourth quarter of 2007 and $20.8 million for the first quarter of 2007. The decrease in operating expense during the first quarter of 2008 is due primarily to lower bonus and incentive costs. Occupancy costs increased during the first quarter of 2008 due to a $1.1 million write off of lease expenses associated with the early abandonment of the former corporate headquarters. The ratio of non-interest expense to average total assets was 1.24% for both the quarters ended March 31, 2008 and December 31, 2007 compared to 0.94% for the quarter ended March 31, 2007.

The Bank’s risk-based capital ratio was 19.63% at March 31, 2008 and its core and tangible capital ratios were 10.23%, which were in excess of the 10% and 5% ratios, respectively, required by the Bank’s federal regulators to be considered well capitalized.

The Company released data and comments on April 25, 2008 which should be read in conjunction with this release.

First Federal Bank of California operates 35 retail banking offices in Southern California. In keeping with the Bank’s retail branch expansion plan, two new retail branches were opened during the first quarter of 2008. The Bank operates two lending offices, one in Southern California and one in Northern California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate market, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Executive Vice President
(310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS

Cash and cash equivalents	$49,458	$53,974
Investment securities, available-for-sale (at fair value)	345,661	316,788
Mortgage-backed securities, available-for-sale (at fair value)	45,178	46,435
Loans receivable, net of general allowance for loan losses of $249,882 and $128,058	6,282,712	6,518,214
Accrued interest and dividends receivable	42,273	45,492
Real estate owned	45,547	21,090
Office properties and equipment, net	19,577	17,785
Investment in Federal Home Loan Bank (FHLB) stock, at cost	106,999	104,387
Other assets	144,061	98,816
	$7,081,466	$7,222,981

LIABILITIES

Deposits	$4,048,799	$4,156,692
FHLB advances	1,875,000	2,084,000
Securities sold under agreements to repurchase	370,000	120,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	50,848	57,790
	6,494,647	6,568,482
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares; issued 23,994,093 and 23,970,227 shares; outstanding 13,676,553 and 13,640,997 shares	240	240
Additional paid-in capital	56,019	55,232
Retained earnings	795,630	865,411
Unreleased shares to employee stock ownership plan	(157)	(339)
Treasury stock, at cost, 10,317,540 shares and 10,329,230 shares	(266,040)	(266,040)
Accumulated other comprehensive income (loss), net of taxes	1,127	(5)
	586,819	654,499
	$7,081,466	$7,222,981

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2008	2007
Interest and dividend income:
Interest on loans	$109,473	$163,321
Interest on mortgage-backed securities	593	709
Interest and dividends on investments	5,522	6,387
Total interest income	115,588	170,417
Interest expense:
Interest on deposits	40,336	61,065
Interest on borrowings	25,911	34,134
Total interest expense	66,247	95,199

Net interest income	49,341	75,218
Provision for loan losses	150,300	3,800
Net interest (loss) income after provision for loan losses	(100,959)	71,418

Other income:
Loan servicing and other fees	473	960
Banking service fees	1,706	1,686
Gain on sale of loans	13	2,956
Loss on sale of real estate owned	(184)	(86)
Other operating income	1,018	336
Total other income	3,026	5,852

Non-interest expense:
Salaries and employee benefits	11,208	12,709
Occupancy	5,054	2,803
Advertising	35	234
Amortization of core deposit intangible	127	499
Federal deposit insurance	544	628
Data processing	537	621
OTS assessment	454	576
Legal	689	471
Foreclosed asset expense	1,236	186
Other operating expense	2,234	2,120
Total non-interest expense	22,118	20,847

(Loss) income before income taxes	(120,051)	56,423
Income tax (benefit) expense	(50,270)	24,039
Net (loss) income	$(69,781)	$32,384

Net (loss) income	$(69,781)	$32,384
Other comprehensive income (loss), net of taxes	1,132	(55)
Comprehensive (loss) income	$(68,649)	$32,329

(Loss) earnings per share:
Basic	$(5.11)	$1.95
Diluted	$(5.11)	$1.92

Weighted average shares outstanding:
Basic	13,643,925	16,604,435
Diluted	13,643,925	16,862,226

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS
 (Unaudited)

	Quarter ended March 31,
	2008	2007
	(Dollars in thousands, except per share data)
End of period:
Total assets	$7,081,466	$8,533,396
Cash and securities	$395,119	$429,631
Mortgage-backed securities	$45,178	$52,846
Loans	$6,282,712	$7,669,153
Core deposit intangible asset	$338	$844
Deposits-retail and commercial	$3,452,247	$3,217,141
Deposits-wholesale	$596,552	$1,907,040
Borrowings	$2,395,000	$2,538,448
Stockholders' equity	$586,819	$730,876
Book value per share	$42.91	$44.05
Tangible book value per share	$42.88	$44.00
Stock price (period-end)	$27.15	$56.83
Total loan servicing portfolio	$6,709,339	$8,082,199
Loans serviced for others	$59,950	$123,275
% of adjustable mortgages	86.46%	97.08%

Other data:
Employees (full-time equivalent)	601	568
Branches	35	33

Asset quality:
Real estate owned (foreclosed)	$45,547	$5,195
Non-accrual loans	$393,598	$33,945
Non-performing assets	$439,145	$39,140
Non-performing assets to total assets	6.20%	0.46%

Single family loans delinquent less than 90 days	$273,256	$11,984

General valuation allowance (GVA)	$235,873	$112,940
Allowance for impaired loans	14,009	—
Allowance for loan losses	$249,882	$112,940

Allowance for loan losses as a percentage of gross loans receivable	3.83%	1.43%

Loans sold with recourse	$41,028	$50,849
Modified loans (not impaired)	$4,077	$617
Impaired loans, net	$134,021	$7,764

Capital ratios:
Tangible capital ratio	10.23%	9.68%
Core capital ratio	10.23	9.68
Risk-based capital ratio	19.63	19.69
Net worth to assets ratio	8.29	8.56

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS (continued)
(Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2008	2007

Selected ratios:
Expense ratios:
Efficiency ratio	42.24%	25.54%
Expense to average assets ratio	1.24	0.94
Return on average assets	(3.90)	1.45
Return on average equity	(44.97)	18.05

Yields earned and rates paid:
Average yield on loans	6.96%	7.96%
Average yield on investment portfolio	5.09	5.51
Average yield on all interest-earning assets	6.82	7.81
Average rate paid on deposits	3.87	4.53
Average rate paid on borrowings	4.56	5.40
Average rate paid on all interest-bearing liabilities	4.12	4.80
Interest rate spread	2.70	3.01
Effective net spread	2.91	3.45

Average balances:
Average loans	$6,294,589	$8,209,924
Average investments	480,254	514,875
Average interest-earning assets	6,774,843	8,724,799
Average deposits	4,166,449	5,471,811
Average borrowings	2,270,862	2,564,615
Average interest-bearing liabilities	6,437,311	8,036,426
Excess of interest-earning assets over interest-bearing liabilities	$337,532	$688,373

Loan originations and purchases	$285,310	$259,508